Exhibit 99.1

Contacts:	David L. Kerr	Amy Bobbitt
	Senior Vice President – Corporate Development	Senior Vice President & Chief
	713.386.1420	Accounting Officer
	dkerr@comsys.com	480.777.6680
abobbitt@comsys.com
COMSYS IT PARTNERS, INC. REPORTS 2009 FIRST QUARTER RESULTS AND
ANNOUNCES STOCK REPURCHASE PROGRAM
HOUSTON, TX (April 30, 2009) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its first quarter ended March 29, 2009.
First Quarter 2009 Financial Results Include Additional Restructuring Charges
•	Revenue was $162.7 million, down 11.3% from $183.4 million during the first quarter of 2008. On an acquisition-adjusted basis (i.e. including the acquisitions in the prior year on a pro forma basis), revenue declined by 12.9% from the prior-year period.

•	Net loss was $1.9 million, or $0.09 per common share, down from net income of $5.1 million, or $0.25 per share, in the first quarter of 2008.

•	Results for the first quarter of 2009 also included restructuring charges of approximately $3.6 million. Excluding these charges, net income in the quarter would have been $1.7 million, or $0.08 per common share.

•	EBITDA (a non-GAAP measure defined below), excluding restructuring costs, in the first quarter of 2009 was $4.9 million compared with $9.9 million in the first quarter of 2008 and $9.2 million in the fourth quarter of 2008.

•	The Company continued to generate strong cash flow and, despite the normal seasonal cash needs in the first quarter, average daily net debt for the first quarter declined to $57.9 million from $60.7 million in the fourth quarter of 2008.
COMSYS also announced today that its Board of Directors has authorized the repurchase of up to $5.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time until its termination on April 27, 2010.
“We are pleased with our first quarter results, considering that the quarter was another difficult one for the broader economy and continued to put a great deal of pressure on many of our customers,” said Larry L. Enterline, COMSYS Chief Executive Officer. “While we are gratified that we began to see a leveling off of the downward trend in billable hours over the past month, we are not yet ready to call a bottom. We remain in close contact with our customers as we continue to monitor the overall business environment, and we intend to continue providing them the best possible services. We are also continuing to work hard on our productivity and efficiency initiatives and on our balance sheet, as we believe that successes in these areas will position us well for the next expansion.”
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CITP Reports 2009 First Quarter Results

April 30, 2009
Enterline added, “As always, I would like to thank our operations leaders and their staffs for their ongoing strong efforts. Their focus and dedication will ensure that we continue to support our customers in this difficult environment.”
Amy Bobbitt, Senior Vice President and Chief Accounting Officer, commented, “Billable hours in the first quarter were down overall versus last year, but the rate of decline in our average weekly billable hours trend, measured on a rolling four-week basis, has improved over the past 10 weeks after significant declines in January. Gross margin declined by 100 basis points in the first quarter versus the same period last year. Half of this decline resulted from lower permanent placement revenue and the balance of the decline came from our core staffing business. On a sequential basis, after eliminating the impact of higher payroll taxes in the first quarter this year, gross margin improved by 10 basis points over the fourth quarter of 2008.”
Liquidity
During the quarter the Company completed a two-year extension of its credit facility to March 2012. This extension provides COMSYS with the financial flexibility to make appropriate investments in the business and maintain its infrastructure. This amendment also allows the Company to take the stock buyback actions announced herein.
The Company expects to continue to pay down debt during 2009. Excess availability at the end of the first quarter was $48.5 million. There are no significant restrictions limiting borrowings under the Company’s revolver.
Restructuring
The restructuring announced in November 2008 has essentially been completed, and the cost associated with the restructuring was approximately $1 million higher than originally expected. The increase was primarily due to the deteriorating sublease market in the area of the Company’s Washington, D.C. area lease, where the Company has abandoned substantial back office space. As a result of these conditions, the Company lowered its expectations for a sublease recovery on that space from what was originally estimated.
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the first quarter ended March 29, 2009, are included below.
Conference Call Information
COMSYS will host a conference call today (April 30) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 312-0964 and the confirmation number is 3495024. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 3495024 to gain access to the replay, which will be available through the end of the day on May 7, 2009.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 52 offices across the U.S. and offices in Puerto Rico, Canada and the U.K. COMSYS service offerings include contingent and direct hire placement of IT professionals as well as a wide range of technical services and solutions addressing requirements across the enterprise. TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.
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CITP Reports 2009 First Quarter Results

April 30, 2009
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect our plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:
•	economic declines that affect our business, including our profitability, liquidity or the ability to comply with applicable loan covenants;

•	the financial stability of our lenders and their ability to honor their commitments related to our credit agreements;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase our costs of doing business or restrict access to qualified technology workers;

•	the risk of increased tax rates;

•	adverse changes in credit and capital markets conditions that may affect our ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;

•	the financial stability of our customers and other business partners and their ability to pay their outstanding obligations or provide committed services;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	the impact of competitive pressures on our ability to maintain or improve our operating margins, including pricing pressures as well as any change in the demand for our services;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	our success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	our ability to shift a larger percentage of our business mix into IT solutions, project management and business process outsourcing and, if successful, our ability to manage those types of business profitably;

•	weakness or reductions in corporate information technology spending levels;

•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of our incurring liability for the activities of our billable consultants or for events impacting our billable consultants on our clients’ premises;

•	the risk that we may be subject to claims for indemnification under our customer contracts;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of our operations; and

•	adverse changes to management’s periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill.
Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to various factors, including the factors listed in this section and the “Risk Factors” section contained in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
CITP_F
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CITP Reports 2009 First Quarter Results

April 30, 2009
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT OPERATING DATA)

	Three Months Ended
	March 29,	December 28,	March 30,
	2009	2008	2008

Operating Data:
Billing days	64	62	64
Billable hours	2,092,521	2,232,444	2,321,669
Revenue per billing day (in thousands)	$2,542	$2,839	$2,865
Average bill rate	$71.63	$72.05	$73.96
Gross margin	23.4%	24.0%	24.4%
Effective tax rate (excluding goodwill impairment)	(7.7%)	32.0%	24.0%
DSO	44	43	45
Average daily net debt balance (in millions)	$57.9	$60.7	$91.0

	Three Months Ended
	March 29,	December 28,	March 30,
	2009	2008	2008

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(6,748)	$22,214	$8,959
Stock-based compensation	$867	$1,037	$1,100
Capital expenditures	$439	$647	$1,064

	Three Months Ended
	March 29,	December 28,	March 30,
	2009	2008	2008

Non-GAAP Financial Measures:
EBITDA:
GAAP net income (loss)	$(1,871)	$(82,551)	$5,104
Depreciation and amortization	2,074	2,212	1,820
Goodwill impairment	—	86,800	—
Restructuring costs	3,620	637	—
Interest expense, net	952	1,351	1,603
Other income, net	(105)	(19)	(53)
Income tax expense	243	807	1,418

EBITDA	$4,913	$9,237	$9,892

EBITDA as a % of GAAP revenue	3.0%	5.2%	5.4%
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports 2009 First Quarter Results

April 30, 2009
COMSYS IT PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 29,	December 28,	March 30,
	2009	2008	2008

Revenues from services	$162,694	$175,998	$183,383
Cost of services	124,598	133,747	138,727

Gross profit	38,096	42,251	44,656

Operating costs and expenses:
Selling, general and administrative	33,183	33,014	34,764
Restructuring costs	3,620	637	—
Depreciation and amortization	2,074	2,212	1,820
Goodwill impairment	—	86,800	—

	38,877	122,663	36,584

Operating income (loss)	(781)	(80,412)	8,072
Interest expense, net	952	1,351	1,603
Other income, net	(105)	(19)	(53)

Income (loss) before income taxes	(1,628)	(81,744)	6,522
Income tax expense	243	807	1,418

Net income (loss)	$(1,871)	$(82,551)	$5,104

Net income (loss) per common share:
Basic	$(0.09)	$(4.03)	$0.25
Diluted	$(0.09)	$(4.03)	$0.25

Weighted average shares outstanding:
Basic	19,774	19,614	19,579
Diluted	19,774	19,614	20,617
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CITP Reports 2009 First Quarter Results

April 30, 2009
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

	March 29,	December 28,
	2009	2008

Assets
Current assets:
Cash	$1,215	$22,695
Accounts receivable, net of allowance of $3,596 and $3,232, respectively	193,405	202,297
Prepaid expenses and other	3,660	3,116
Restricted cash	2,487	2,489

Total current assets	200,767	230,597

Fixed assets, net	15,846	16,596
Goodwill	88,709	89,064
Other intangible assets, net	11,058	11,962
Deferred financing costs, net	3,240	1,175
Restricted cash	308	308
Other assets	1,264	1,478

Total assets	$321,192	$351,180

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$138,466	$156,528
Payroll and related taxes	23,812	25,975
Interest payable	295	337
Other current liabilities	9,167	9,728

Total current liabilities	171,740	192,568

Long-term debt	60,013	69,692
Other noncurrent liabilities	6,965	5,435

Total liabilities	238,718	267,695

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.01; 95,000,000 shares authorized and 20,811,293 shares outstanding; 95,000,000 shares authorized and 20,465,028 shares outstanding, respectively	207	203
Common stock warrants	1,734	1,734
Accumulated other comprehensive loss	(85)	(90)
Additional paid-in capital	228,211	227,360
Accumulated deficit	(147,593)	(145,722)

Total stockholders’ equity	82,474	83,485

Total liabilities and stockholders’ equity	$321,192	$351,180

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